                                                                    EXHIBIT 3.71

                              PARTNERSHIP AGREEMENT

     This agreement is made and entered into on this the 1st day of January, 1980, by and between BEN F. MARTIN, M.D., F.C.A.P., a Professional Association (hereinafter MARTIN), and JOHN H. PARKER, JR., M.D., F.C.A.P., a Professional Association (hereinafter PARKER), both of which are Mississippi professional corporations domiciled in Columbus, Lowndes County, Mississippi.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto have each acquired the assets and assumed certain liabilities of Dr. Ben F. Martin, III, and Dr. John H. Parker, Jr., in exchange for stock in the respective corporations, all in accordance with the provisions of Section 351 of the Internal Revenue Code of 1954, as amended; and,

     WHEREAS, the parties hereto now desire to operate, as a partnership, a clinical pathology laboratory in Columbus, Lowndes County, Mississippi, the operation of the same to be according to the laws of the State of Mississippi and in accordance with the principles of medical ethics of the College of American Pathologists and the American Medical Association, and for no other purpose, except such activities as are usual and incidental to such practice.

     NOW, THEREFORE, in consideration of the premises, and the covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

     (1) NAME. The name of the partnership shall be Columbus Pathology Laboratories, or such other name as the partners may later adopt.

     (2) DURATION. The partnership shall begin January 1, 1980, and shall continue until dissolved as provided for herein.

     (3) CAPITAL. The initial capital contribution of the partners is as follows:

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PARTNER                               AMOUNT

Ben F. Martin, M.D., F.C.A.P.         $ 157,395.00 (including accounts
A Professional Association                         receivable of
                                                   $146,442.00)

John H. Parker, Jr., M.D., F.C.A.P.
A Professional Association            $ 157,395.00 (including accounts
                                                   receivable of
                                                   $146,442.00)

     (4) PROFIT AND LOSS. For the purposes of this agreement, net profits of the partnership are defined to be cash collections and collections on accounts for services rendered by either or both partners beginning January 1, 1980, less expenses paid by the partnership as provided in paragraph (5) hereof, and less depreciation on assets owned by the partnership. The interests of the partners and the proportion in which they will share net profits and bear all net losses are as follows:

          Provided the net profit is equal to or greater than the sum of $200,000.00 per year, then, in such event, the compensation shall be as follows:

          Ben F. Martin, M.D., F.C.A.P.       50% of net profit
          A Professional Association          plus $5,000.00

          John H. Parker, Jr., M.D.,          50% of net profit
          F.C.A.P., a Professional            less $5,000.00
          Association

          Provided the net profit is less than the sum of $200,000.00 per year, the excess compensation of $10,000.00 to John H. Parker, Jr., M.D., F.C.A.P., a Professional Association, shall be ratably reduced.

     All net losses, if any, shall be borne equally by the partners.

     The distribution of estimated profits shall be made on the basis of the aforesaid profit and loss ratio monthly, not later than the 15th of the month following the month in which said profits are earned, with annual accounting, settlement, withdrawal or contribution made on the basis of financial statements prepared for the partnership by its accounting firm.

     (5) EXPENSES. The partnership shall pay salaries and fringe benefits of all employees, all taxes, premiums for insurance, losses,

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debts, liabilities, accounting fees, legal fees, rent, utilities, supplies, interest, and other ordinary and necessary business expenses incurred in the carrying on of said business from the partnership account before the determination of the net profits of the partnership.

     Automobile expenses, professional travel expenses, professional entertainment expenses, dues and membership fees shall be paid by the partnership, but to the extent of any one partner's such expenses exceeding those of the other partner, such excess shall be deducted from the distribution of estimated profits of such partner.

     (6) DUTIES AND MANAGEMENT. The presidents of both partners shall participate in the management of partnership affairs, and no personnel shall be hired or discharged, nor shall the pay of any employee of the partnership be increased or reduced, nor shall any new recurring expenditure in any amount be authorized, nor shall any new non-recurring expenditure in excess of Two Hundred and Fifty and 00/100ths Dollars ($250.00) in any one transaction be authorized, nor shall any decision materially affecting the Policies or procedures of the partnership be put into effect, except with the consent of the presidents of both partners. The presidents of both partners may delegate all of these powers to one of them for such period of time as they may determine, if such action appears to them to be desirable.

     (7) BANK ACCOUNTS. All collections shall be deposited to, and all withdrawals made from, a partnership bank account in the name of Columbus Pathology Laboratories and the president of either partner may sign checks on said partnership account for routine and normal expenses of the partnership, but all checks for withdrawals by the partners shall be countersigned by both presidents of the partners.

     (8) RESTRICTIONS. The president of each partner hereby expressly agrees that he will not, except with the consent of the president of the other partner, make, draw, accept or endorse any bill of exchange, promissory note, contract, lease or other engagement

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for the payment of money or its equivalent by this partnership, nor pledge the credit of the partnership in any way whatsoever, except as authorized under this agreement. Each partner further agrees and covenants that any breach of this clause shall be sufficient grounds for the other partner to terminate the partnership without notice or penalty.

     (9) VACATION. The M.D. employee of each partner shall be entitled to a vacation of thirty (30) days in each calendar year, without reduction of its share of net profits. For any additional vacation absence, that partner's share of net profits shall be reduced by a percentage arrived at by dividing the number of additional days in excess of thirty (30) taken as vacation in any calendar year by six hundred sixty (660). (E.G., if the M.D. employee of a partner took thirty-three (33) days, that partner's percentage allocation of net profits would be reduced by 33/660 - 0.05 or five percent (5%)). Vacation leave may not be accumulated or carried over to a subsequent calendar year.

     (10) ILLNESS OR DISABILITY. Each M.D. employee of a partner shall be entitled to absence or leave because of illness or disability, if necessary, not exceeding ninety (90) days in any calendar year, without loss of its share of current distribution of net profits. In the event of additional absence because of illness or disability, that partner shall receive, after the expiration of ninety (90) days, but less than one hundred eighty (180) days, seventy five percent (75%) of the share of current distribution from net profits it would otherwise have received: for an absence beyond one hundred eighty (180) days, no share of net profits until such absent M.D. employee has returned to the practice.

     In the event of the absence of the M.D. employee of either partner for a period of more than thirty (30) days, the remaining partner shall have the option of employing temporary assistance in the practice, the expense of such temporary assistance to be borne by the partnership as a partnership expense.

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     (11) TOTAL AND PERMANENT DISABILITY. If it is determined by a majority of
Drs. Frank J. Baird, A. Robert Dill, and Thomas Sheffield that the M.D. employee of a partner is unable to practice his profession by reason of either physical or mental disability, then, in such event, the immediate possession and right to use of all assets of the partnership shall immediately vest in the remaining partner and all provisions of Paragraph (10) above, shall be applicable.

     (12) DEATH WHILE DISABLED. It is understood and agreed that if the M.D. employee of a partner dies while receiving disability pay under any of the provisions hereof, the provisions of this agreement with respect to the death of an M.D. employee of a partner shall operate as of the date of death, to the exclusion of any remaining benefits under the disability provisions of this agreement.

     (13) PARTIAL DISABILITY. If the M.D. employee of a partner becomes partially disabled, but continues to practice to the extent that he is able to do so, then, for such period as partial disability shall continue, said partner shall receive that portion of the net profits which it would otherwise have received under this agreement, but reduced by the percentage of said M.D. employee's percentage of partial disability as determined by a majority of Drs. Frank J. Baird, A. Robert Dill, and Thomas Sheffield.

     (14) RETIREMENT. When an M.D. employee of a partner who, on or after attaining the age of sixty (60) years, wishes to retire from the practice of medicine and to leave the practice to be continued by the other partner to this agreement, then he shall:

     (a) Give not less than one hundred eighty (180) days of said M.D. employee's intention to retire;

     (b) At retirement, cause the professional association of which said M.D. employee is president, to transfer its interest in the partnership to the remaining partner in the manner provided herein for the transfer upon death of an M.D. employee of a partner.

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     (15) DEATH OF THE M.D. EMPLOYEE OF A PARTNER. If the M.D. employee of a partner dies while this agreement is in force, the other partner shall purchase, and the partner whose M.D. employee has died shall sell, all of the latter's interest in the partnership at a price to be determined as follows:

     (a) Both partners agree that for the purposes of this agreement the value of each partner's interest in the partnership is the sum of $300,000.00 per partner or a total of $600,000.00 for the partnership. The partners agree that within forty-five (45) days after the end of the calendar year, the partners shall by mutual agreement redetermine such value as of the end of such calendar year and such redetermination shall be entered into a valuation schedule attached hereto as Exhibit "A" and made a part hereof by this reference thereto.

     (b) The value of each partner's interest in the partnership upon the death of the M.D. employee of a partner shall be adjusted to the end of the month preceding the date of such death and shall be the value last entered in the valuation schedule, Exhibit "A", increased or decreased by an amount equal to the profits or losses of said partnership from the date as of which the last entered value was fixed on Exhibit "A" to the end of the month preceding the date of death, all as determined by a balance sheet prepared by the accountants regularly employed by the partnership.

     (c) The purchase price for the interest of a partner whose M.D. employee shall die shall be paid as follows:

     (i) The surviving partner shall pay, in cash, or by certified check, the sum of $300,000.00 to the partner whose M.D. employee has died.

     (ii) If the purchase price exceeds the sum of $300,000.00, the amount of such excess shall be paid in one hundred twenty (120) successive equal monthly installments beginning on the first day of the thirteenth month after said date of death, such amount to bear interest: at the rate of six percent (6%) per annum, beginning with the first day of the thirteenth

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     month after death. The balance so payable in monthly installments shall be evidenced by the promissory note of the surviving partner, bearing interest and payable as aforesaid.

     (d) Upon the initial cash payment being made as provided for in sub-paragraph (b)(i) above, the partner whose M.D. employee has died shall then execute and deliver unto the remaining partner the following:

     (i) A Warranty Deed conveying unto the remaining partner all right, title and interest in partnership real estate;

     (ii) A Bill of Sale conveying unto the remaining partner all right, title and interest in partnership machinery, equipment, furniture and fixtures;

     (iii) An Assignment of Accounts Receivable, Contract Rights, Etc., conveying unto the remaining partner all right, title and interest in all accounts receivable of the partnership, all bank accounts of the partnership, all prepaid insurance policies of the partnership, and any and all motor vehicle, equipment, or other leases of the partnership.

     (e) The surviving partner shall have the option exercisable within forty-five (45) days from the death of the M.D. employee of a partner, of acquiring any policy or policies of life insurance on the life of the M.D. employee of the surviving partner, which said policies were owned by the deceased M. D. employee. In the event of the exercise of said option, the consideration to be paid shall be the total cash surrender value including any accrued dividends.

     (16) DISSOLUTION. This partnership may be dissolved by either party with or without cause upon sixty (60) days' written notice, provided that said notice may be waived in whole or in part by the partner receiving notice from the partner withdrawing. If dissolution occurs, the assets of the partnership shall be applied in the following order:

     (a) To the payment of the debts and liabilities of the partnership owing to creditors other than the partners, and to the expenses of liquidation.

     (b)  To the payment of the debts and liabilities owed to the partners.

     (c) To the repayment to each of the partners of the net capital account of each. In this connection, a fair market value shall be established for all equipment, machinery, furniture, fixtures and supplies owned by the partnership by the accounting firm preparing the tax returns for the partnership at that time, and the same shall be divided equally between the partners, it being the intention of the parties hereto to receive to the extent possible those assets which they originally contributed to the partnership.

     (d) Any assets remaining to be divided between the partners in the ratio of their respective percentages of net profits immediately prior to the termination of the partnership.

     Either partner shall be entitled prior to final dissolution of the partnership, and for so long thereafter as may be required, to make and retain photocopies of any portion of any file received or retained by the other partner.

     Upon dissolution, the partners shall review the accounts receivable and attempt to arrive at a division thereof in the ratio of the respective percentages of the net profits immediately prior to dissolution. If the partners are unable to agree as to the disposition of all of said accounts, those as to which no agreement has been reached shall be referred to the accounting firm preparing the partnership tax returns as of the date of dissolution, and such accounting firm shall render monthly statements to said accounts for a period of six (6) months on partnership letterhead and all accounts so collected shall be divided equally between the partners.

     WITNESS THE EXECUTION HEREOF in duplicate originals, either executed copy of which ,may be considered as an original, on the date first hereinabove written.

                                         BEN F. MARTIN, M.D., F.C.A.P., A
                                         PROFESSIONAL ASSOCIATION

                                         By /s/ Ben F. Martin, M.D.
                                            ----------------------------------
                                            Its President


                                         JOHN H. PARKER, JR., M.D., F.C.A.P.,
                                         A PROFESSIONAL ASSOCIATION

                                         By /s/ John H. Parker, Jr., M.D.
                                            ----------------------------------
                                            Its president

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     This Amendment to Partnership Agreement is made and entered into on this the 3rd day of July, 1986, by and between BEN F. MARTIN, M.D., F.C.A.P., A PROFESSIONAL ASSOCIATION (hereinafter MARTIN), and JOHN H. PARKER, JR., M.D., F.C.A.P., A PROFESSIONAL ASSOCIATION (hereinafter PARKER), both of which are Mississippi professional corporations domiciled in Columbus, Lowndes County, Mississippi.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto have heretofore on or about the 1st day of January, 1980, entered into a Partnership Agreement for the operation of a clinical and anatomical pathology laboratory in Columbus, Lowndes County, Mississippi, under the name of Columbus Pathology Laboratories; and

     WHEREAS, these parties have this day sold their clinical pathology laboratory, but desire to continue to operate an anatomical pathology laboratory under the same terms and conditions, but with the name changed from Columbus Pathology Laboratories to Columbus Pathology Associates.

     NOW, THEREFORE, in consideration of the premises, and the covenants and agreements hereinafter contained, the parties hereto hereby agree as follows;

     (1) The name of the partnership shall from this day be Columbus Pathology Associates, or such other name as the partners may later adopt.

     (2) In all other respects the Partnership Agreement entered into between these parties January 1, 1980, is hereby ratified and reaffirmed.

     WITNESS THE EXECUTION HEREOF in duplicate originals, either executed copy of which may be considered as an original, on the date first hereinabove written.

JOHN H. PARKER, JR., M.D.,                 BEN F. MARTIN M.D., F.C.A.P.
F.C.A.P., A PROFESSIONAL                   A PROFESSIONAL ASSOCIATION
ASSOCIATION


By /s/ John H. Parker, Jr., M.D.           By /s/ Ben F. Martin M.D., F.C.A.P.
   ------------------------                   -----------------------------
Its President                              Its president

                               VALUATION SCHEDULE

     This Valuation Schedule is executed this 3rd day of March, 1988, by and between BEN F. MARTIN, M.D., F.C.A.P., a Professional Association (hereinafter Martin), and JOHN H. PARKER, JR., M.D., F.C.A.P., Professional Association (hereinafter Parker), both of which are Mississippi professional corporations, domiciled in Columbus, Lowndes County, Mississippi.

                              W I T N E S S E T H:

     WHEREAS, the parties have heretofore on January 1, 1980, entered into a Partnership Agreement and a Disability Buy-Out Agreement both of which make provision for a valuation of a partner's interest in the partnership in the event of the death or disability of such partner; and,

     WHEREAS, both the Partnership Agreement and the Disability Buy-Out Agreement provide for a redetermination of such value to be entered into a valuation schedule to be attached as Exhibit "A" to said documents and,

     WHEREAS, the parties hereto desire to provide a valuation schedule to be attached as an exhibit to the aforesaid Partnership Agreement and Disability Buy-out Agreement of January 1, 1980.

     NOW, THEREFORE, in consideration of the premises, and the covenants and agreements hereinafter contained, the parties hereby agree as follows:

     (1) As of the date hereof, the value of each partner's interest in the partnership is the sum of Five Hundred and Fifty Thousand and 00/100ths Dollars ($550,000.00) per partner or a total of One Million One Hundred Thousand and 00/100ths Dollars ($1,100,000.00) for the partnership.

     (2)  This Valuation Schedule is executed this 3rd day of March, 1988.


                                         BEN F. MARTIN, M.D., F.C.A.P.
                                         A Professional Association

                                         By /s/ Ben F. Martin, M.D.
                                           ----------------------------------
                                         Its President

                                         JOHN H. PARKER, JR., M.D..
                                         F.C.A.P. A Professional Association

                                         By /s/ John H. Parker, Jr.
                                           ----------------------------------
                                         Its President

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     This Amendment to Partnership Agreement is made and entered into on this the 2nd day of January, 1990, by and between Ben F. Martin, M.D., F.C.A.P., a professional association (hereinafter MARTIN), and John H. Parker, Jr., M.D., F.C.A.P,, a professional association (hereinafter PARKER), both of which are Mississippi professional corporations, domiciled in Columbus, Lowndes County, Mississippi.

                              W I T N E S S E T H:

     WHEREAS, the parties did on January 1, 1980, enter into a partnership agreement which partnership agreement provided that if the M.D. employee of a partner dies while said agreement is in force, the other partner shall purchase, and the partner whose M.D employee has died, shall sell, all of the latter's interest in the partnership at a price redetermined at the end of each calendar year; and,

     WHEREAS, the parties have purchased policies of insurance on the lives of the M.D. employees of each partner as a means of funding said agreements; and,

     WHEREAS, Dr. John H. Parker, Jr., the M.D. employee of PARKER, desires to assign the first $150,000.00 of the proceeds of the policy on his life to National Bank of Commerce of Mississippi, Columbus, Mississippi, to secure his repayment of a loan to said bank; and,

     WHEREAS, the parties hereto agree that in the event of the death of Dr. John H. Parker, Jr., prior to the repayment of said loan, any amount paid on said loan from the proceeds of such policy should be credited against the price which MARTIN must pay to PARKER for PARKER's interest in the partnership.

     NOW, THEREFORE, in consideration of the premises, and the covenants and agreements hereinafter contained, the parties hereby agree as follows:

     (1) Dr. John H Parker, Jr., may assign to National Bank of Commerce of Mississippi, Columbus, Mississippi, the first $150,000.00 of the proceeds of Executive Life Insurance Company's policy number 11482276 on the life of Dr. John H. Parker, Jr.

     (2) If at the death of Dr. John H- Parker, Jr. any of the proceeds of said insurance policy are paid to National Bank of Commerce of Mississippi, Columbus, Mississippi, to satisfy Dr. Parker's obligation to said bank, then the price which MARTIN is required to pay to PARKER for PARKER'S interest in the partnership shall be reduced by the amount paid to National Bank of Commerce of Mississippi, Columbus, Mississippi.

     (3) In all other respects, the partnership agreement between these parties dated January 1, 1960, is hereby ratified and reaffirmed.

     WITNESS THE EXECUTION HEREOF in duplicate originals, either executed copy of which may be considered as an original, on the date first hereinabove written.


                                         BEN F. MARTIN, M.D., F.C.A.P
                                         A Professional Association

                                         By /s/ Ben F. Martin, M.D.
                                           ----------------------------------
                                         Its President


                                         JOHN H. PARKER, JR., M.D.,
                                         F.C.A.P.
                                         A Professional Association

                                         By /s/ John H. Parker, Jr., M.D.
                                           ----------------------------------
                                         Its President

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     This Amendment to partnership Agreement Is made and entered Into on this the 14th. day of April, 1991, by and between Ben F. Martin M.D., F.C.A.P., a professional association, (hereinafter MARTIN) and John H. Parker, Jr., M.D., F.C.A.P., a professional association, (hereinafter PARKER), both of which are Mississippi Professional Corporations, domiciled in Columbus, Lowndes County, Mississippi.

                              W I T N E S S E T H:

     WHEREAS, the parties did on January 1, 1980, enter into a partnership agreement, which said partnership agreement provided that if the M.D. employee of a partner dies while said agreement is in force, the other partner shall purchase, and the partner whose M.D. employee has died, shall sell, all of the latter's interest in the partnership at a price determined at the end of each calendar year; and,

     WHEREAS, the parties have purchased policies of insurance on the lives of the M.D. employee of each partner as a means of funding said agreement; and

     WHEREAS, the parties desire that the obligation of the surviving partner to purchase the interest in the partnership of a partner whose M.D. employee has died, be limited to the proceeds of the aforementioned insurance policies.

     NOW, THEREFORE, in consideration of the premises, and the covenants and agreements hereinafter contained, the parties hereby agree as follows:

     (1) In the event of the death of Dr. John H Parker, Jr., the price to be paid by MARTIN for the interest of PARKER shall not exceed the proceeds of Executive Life Insurance Company's policy number C11188594L on the life of Dr. John H. Parker, Jr.

     (2) In the event of the death of Dr. Ben F. Martin, the price to be paid by PARKER for the interest of MARTIN shall not exceed the proceeds of Executive Life Insurance Company's policy number C11152534T on the life of Dr. Ben F. Martin.

     (3) In all other respects, the partnership between the parties dated January 1, 1980, as it may have been heretofore, is hereby ratified and reaffirmed.

     WITNESS THE, EXECUTION HEREOF in duplicate originals, either executed copy which may be considered as an original, on the date first hereinabove written.


                                       BEN F. MARTIN, M.D, F.C.A.P.,
                                       A Professional Association

                                       BY /s/ Ben F. Martin, M.D, F.C.A.P.,
                                         ---------------------------------------
                                       Its President

                                       JOHN H. PARKER, JR., M.D., F.C.A.P.,
                                       A Professional Association

                                       BY /s/ John H. Parker, Jr., M.D. F.C.A.P.
                                         ---------------------------------------
                                       Its President

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     We, the undersigned, agree to amend the Amendment to Partnership Agreement of April 19, 1991, as follows:

     (1) In the event of the death of Dr. John H. Parker, Jr., the price to be paid by MARTIN for the interest of PARKER shall not exceed the proceeds of The Prudential Life Insurance Company's policy number 77-782-264 plus the proceeds of Aurora Life Insurance Company's policy number C11188594L less the amount obligated to National Bank of Commerce, Columbus, Mississippi, by the Amendment to Partnership Agreement dated January, 1990.

     (2) In the event of the death of Dr. Ben F. Martin, the price to be paid by PARKER for the interest of MARTIN shall not exceed the proceeds of The Prudential Life Insurance Company's policy number 77-783-016 on the life of Dr. Ben F. Martin.

     (3) In all other respects, the Partnership Agreement between the parties dated January 1, 1980, as it may have been heretofore amended, is hereby ratified and reaffirmed.


                                         BEN F. MARTIN, M.D., F.C.A.P.,
                                         A Professional Association

                                         BY /s/ Ben F. Martin, M.D.
                                           -----------------------------------
                                         Its President

                                         JOHN H. PARKER, JR., M.D., F.C.A.P.
                                         A Professional Association

                                         BY /s/ John H. Parker, M.D.
                                           -----------------------------------
                                         Its President

                                                                          9-9-97

                       AMENDMENT TO PARTNERSHIP AGREEMENT

     This amendment to partnership agreement is made and entered into on this the 22nd day of December 1991, by and between Ben Martin, M.D., F.C.A.P.
a professional association (hereinafter MARTIN) and John H. Parker, Jr., M.D., F.C.A.P. a professional association (hereinafter PARKER), both of which are Mississippi professional corporations, domiciled in Columbus, Lowndes County, Mississippi. Both may be referred to as parties.

                                   WITNESSETH:

     WHEREAS, the parties did on January 1 1980, enter into a partnership agreement which said partnership agreement provided that if the M.D. employee of a partner dies while said agreement is in force, the other partner shall purchase and the partner whose M.D. employee has died, shall sell all of the latter's interest in the partnership at a price determined at the end of each calendar year; and,

     WHEREAS, the parties have negotiated and executed a sale of said partnership and have converted all their ownership interests into stock in the corporation known as Pathology Consultants of America; and,

     WHEREAS, the parties no longer desire or need an obligation to purchase or sell the interest of a partner pursuant to said agreement.

     NOW, THEREFORE, the parties do hereby agree to amend the Partnership Agreement and any subsequent amendments to delete any requirement or necessity of either purchase or sale in the event of death of either of the partners and to further delete the requirement that there be paid and maintained insurance as contemplated in said agreement and all subsequent amendments.

     The parties further agree that, pursuant to Section 3 of a former Amendment to prior Amendment of Partnership Agreement executed in September, 1997 by the parties, that although said requirement is now null and void, either party at his option, may continue to maintain said policies at his respective expense and to make whatever changes he may desire to the beneficiaries of those policies.

     All other provisions and requirements of the original agreement and any and all amendments not otherwise changed herein shall remain in full force and effect.

     WITNESS THE EXECUTION HEREOF in duplicate originals either executed copy which may be considered as an original, on the date first above written.


                                         BEN F. MARTIN, M.D., F.C.A.P.,
                                         A PROFESSIONAL ASSOCIATION

                                         BY: /s/ Ben F. Martin, M.D.
                                            ----------------------------------
                                            ITS PRESIDENT

                                         JOHN H. PARKER, JR., M.D., F.C.A.P.,
                                         A PROFESSIONAL ASSOCIATION

                                         BY: /s/ John H. Parker, Jr., M.D.
                                            -----------------------------------
                                            ITS PRESIDENT

This document was prepared by:
H.J. DAVIDSON, JR., MS BAR #05804
CARTER & DAVIDSON
POST OFFICE BOX 981
407 SEVENTH STREET NORTH
COLUMBUS, MS 39703-0981
(601)328-2861